Exhibit 10.53

DATED THE 12th July 2013

Agreement between

Medical Billing Choices IncTA ARC Medical BillingAnd its Shareholders

814 Tyvola RoadSuite 116

Charlotte North Carolina 28217

-AND

Medytox Solutions, Inc.

400 South Australian AvenueSuite 800West Palm BeachFlorida 33401

Amendment to the existing Agreement for the purchase

Of

Medical Billing Choices Inc

By

Casino Players, Inc. dated 22nd August 2011

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Agreement:

This Agreement is to confirm a point that the Parties agree to amend from what was defined in the Purchase and Sale Agreement entered into on 22nd August 2011.

The agreement does not purport to deal with all the issues required in a transaction of this nature but the parts as agreed herein are binding upon the parties to complete the transaction described. Each party will be responsible to seek their own legal representation and neither party will have any responsibility for any costs that the other party may incur as part of this process.

BETWEEN:

1.

Medytox Solutions, Inc., ( Herein after referred to as Medytox) 400 S Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and formerly known as Casino Players, Inc., 700 W Hillsboro Blvd, Deerfield Beach, Florida 33441-1612

And

2.

Medical Billing Choices Inc (TA ARC Medical Billing) (Hereinafter referred to as ARC or the Company) and its shareholders, (Herin after referred to as The Selling Shareholders or Sellers) 814 Tyvola Road, Suite 116, Charlotte, North Carolina 28217

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The parties' agree as follows:

1.

Medytox and ARC agree to immediately complete the transaction whereby ARC will become a 100% owned Subsidiary of Medytox

2.

The purchase price that ARC and Medytox agreed to was $850,000.

i)

Medytox paid a $100,000 deposit upon signing the agreementon 22nd August 2013. ARC selling shareholders did not benefit personally from the $100,000 deposit but instead left that money in the Company. The money was accounted for as being a loan from and due to the Selling Shareholders. Medytox hereby accepts that this initial $100,000 payment did not go towards the purchase price and was treated as a loan due to the Selling Shareholders. Both parties herby confirm that upon payment of the balance as described below the Selling Shareholders has no claim on any repayment of any part of this $100,000 deposit payment made in August 2011.

ii)

This parties hereby agree to complete the Purchase Agreementdated August 22 2011 as follows;

a.

The total amount that has been paid to the Selling Shareholders to date is $471,943.25 leaving a balance of $378,056.75 to be paid by Medytox as full consideration for 100% ownership. Medytox. Medytox intends to immediately pay this balance and become the 100% owner of ARC.

b.

It is agreed that the Selling Shareholders will each receive 80,000 common shares of Medytox (Total shares equals 160,000) as consideration for and in full replacement of item number 4. in the Agreement dated August 11th 2011 which stated that employment agreements would include "a bonus payment equal to 2% of net revenues being paid to management for a period"

Sellers Representation. The Sellers represent and warrant to Medytox that: (a) there are no restrictions, agreements or understandings, oral or written, to which Seller is a party or by which Seller is bound that prevent or make unlawful their entering into, or performing their obligations under, this Agreement, and that entering into this Agreement will not violate any agreement to which they are a party or any other legal restriction; (b) they have, at their own expense, undertaken an independent analysis of the merits and risks of the Medytox Common Stock, including tax and legal consequences of their ownership of the Medytox Common Stock; (c) they been given an opportunity to review the financial information for the Medytox, which along with other information is available to them in filings with the Securities and Exchange Commission; (d) they have fully satisfied themselves as to any questions they may have concerning Medytox, its assets,

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its liabilities and the Medytox Common Stock; (e) they acknowledge that (A) the Medytox Common Stock issuable pursuant to this—Agreement will constitute restricted stock and that accordingly cannot be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of unless registered under the Securities Act of 1933, as amended, and any related state securities laws or such sale, transfer, pledge, hypothecation, assignment or disposal is otherwise exempt from such registration requirements, (B) they may have to hold the Medytox Common Stock for an indefinite period of time, and (C) they may have to bear the complete economic loss of their investment in the Medytox Common Stock; (0 their entering into, or performing their obligations under, this Agreement will not make Medytox subject to any order, legal process, decree, or prohibition to which it would not otherwise be subject and will not limit or adversely affect Medytox or its business and (j) they, or persons they have retained, has knowledge, skill and experience in financial business and investment matters relating to an investment of this type and are capable of evaluating the merits and risks of such investment and protecting Sellers in connection with an investment in the Company Stock.

Both parties will accept a faxed or scanned copy of this signed agreement as binding

Upon the signing of this document, both parties agree to deliver any documents as may be required to record or demonstrate that this transaction has been completed. Medytox will immediately instruct Akerman Senterfit to complete for signing any documents that may be required to record the transfer of ownership of ARC

The parties agree that all agreements will be governed by the Laws of Florida.

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Signature page

Signed by

/s/ William Forhan

Date

7-18-13

For and on behalf of Medytox Solutions, Inc.

Signed by Mike Nicholson

/s/ Mike Nicholson

Date

7-18-13

For and on behalf of Medical Billing Choices, Inc

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